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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

         Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                  Commission File Number 0-20802


                                 CELEBRITY, INC.
             (Exact Name of Registrant as Specified in its Charter)

                               4520 Old Troup Road
                               Tyler, Texas 75707
                                 (903) 561-3981
               (Address, including Zip Code, and Telephone Number,
        including Area Code, of Registrant's Principal Executive Office)

                          Common Stock, par value $.01
            (Title of Each Class of Securities Covered by this Form)

                                      None
           (Titles of All Other Classes of Securities for which a Duty to File Reports Under Section 13(a) or 15(d) Remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                Rule 12g-4(a)(1)(i)       [X]      Rule 12h-3(b)(1)(ii)    [ ]
                Rule 12g-4(a)(1)(ii)      [ ]      Rule 12h-3(b)(2)(i)     [ ]
                Rule 12g-4(a)(2)(i)       [ ]      Rule 12h-3(b)(2)(ii)    [ ]
                Rule 12g-4(a)(2)(ii)      [ ]      Rule 15d-6              [ ]
                Rule 12h-3(b)(1)(i)       [ ]

         Approximate number of holders of record as of the certification or notice date: 90

         Pursuant to the requirements of the Securities Exchange Act of 1934, Celebrity, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        CELEBRITY, INC.


DATE: October 27, 2000                  By:    /s/ Robert H. Patterson, Jr.
                                            ------------------------------------
                                            Robert H. Patterson, Jr., Chairman
                                            of the  Board, President and Chief
                                            Executive Officer